Exhibit 10.3

INDIVIDUAL

EMPLOYMENT AGREEMENT

BETWEEN

TRUST CODES GLOBAL LIMITED

and

PAUL RYAN

INDIVIDUAL EMPLOYMENT AGREEMENT

THIS AGREEMENT is made this day of 1st March 2023

BETWEEN	TRUST CODES GLOBAL LIMITED (‘the Employer’)

AND	PAUL RYAN (‘the Employee’)

THE PARTIES AGREE:

1	COMMENCEMENT

1.1	This Agreement comes into force on the date specified in item 1 of Schedule 1 (‘the Commencement Date’).

1.2	For the purpose of any service based entitlements, the Employee’s previous commencement date with Trust Codes Limited will be recognised by the Employer.

2	FIXED TERM EMPLOYMENT

2.1	The terms and conditions of this Agreement will take effect from the Commencement Date and shall continue in force until the expiry date specified in item 2 of Schedule 1 (‘the Expiry Date’), unless terminated earlier in accordance with this Agreement.

2.2	The reason for the fixed term nature of the employment is specified in item 3 of Schedule 1.

3	CONDITIONS OF EMPLOYMENT

3.1	If the Employee is required to meet, hold, or satisfy any requirements, licences or tests as a condition of their employment, these are set out in item 4 of Schedule 1.

3.2	If at any time during their employment, the Employee fails (or may fail) to meet, hold, or satisfy any of these requirements, licences or tests, the Employee must immediately inform the Employer and the Employer may take disciplinary action, up to and including dismissal without notice.

4	WARRANTIES

4.1	The Employee warrants that:

(a)	all representations, whether oral or written, made by the Employee as to the Employee’s qualifications, experience or any other matter are true and complete; and

(b)	there are no matters that could materially interfere with the Employee’s ability to discharge their obligations under this Agreement, or which may conflict with the interests of the Employer, other than those disclosed in writing to the Employer before the Commencement Date.

4.2	In employing the Employee, the Employer has relied upon the warranties referenced in clause 4.1. The Employee accepts that the Employer may take disciplinary action, up to and including dismissal without notice, against the Employee if any warranty is found to be misleading, incomplete, or incorrect in any way.

5	POSITION

5.1	The Employee is employed to work in the position set out in item 5 of Schedule 1 and will perform the duties and responsibilities set out in Schedule 2 to this Agreement (‘the Duties and Responsibilities’), as may be amended by the Employer from time to time, following consultation with the Employee. The Employee agrees to:

(a)	perform the Duties and Responsibilities honestly and diligently with all reasonable care and skill, and to the best of their ability;

(b)	perform any other duties that may be reasonably required by the Employer from time to time;

(c)	obey all reasonable and lawful instructions of the Employer;

(d)	at all times act in good faith, loyally and in the best interests of the Employer;

(e)	maintain standards of integrity and conduct which are commensurate with the position set out in Schedule 1;

(f)	develop and promote the Employer’s business in a manner consistent with any business strategy, statement of intent and/or other documents as set from time to time by VerifyMe, Inc.;

(g)	report to the President and COO of VerifyMe, Inc. (“the President”) as required and keep the President promptly and fully informed of the conduct and development of the Employer’s business and of all matters affecting the Employer; and

(h)	be familiar and comply (and promote compliance) with any applicable policies of the Employer (as may be introduced, amended, varied, withdrawn from time to time at the Employer’s sole discretion, on notice to the Employer);

(i)	comply, and promote and ensure compliance, with any statutory or regulatory duties imposed upon the Employer and its workers;

(j)	only enter into commitments or incur obligations on behalf of the Employer within their delegated authority as may from time to time be granted to the Employer by the President.

5.2	The Employee will report to the person specified in item 6 of Schedule 1. However, the Employer may change the Employee’s reporting arrangements from time to time.

6	LOCATION

6.1	The Employee will primarily work at the location specified in item 7 of Schedule 1.

6.2	The Employee also agrees to work at other locations as required, which may include the Employee’s home or any other premises to which the Employer may relocate from time to time, and to undertake any travel required to attend other working locations.

7	HOURS OF WORK

7.1	The Employee’s normal hours of work are specified in item 8 of Schedule 1. The Employer may amend these hours of work, following consultation with the Employee.

7.2	The Employee may also be required to work and to make themselves available to work additional hours outside their normal hours of work to perform the Duties and Responsibilities.

7.3	It is agreed that the Employee’s remuneration reasonably compensates the Employee for all additional hours worked and all hours the Employee is available for work (except as required by the Holidays Act 2003).

8	REMUNERATION

8.1	The Employee’s gross remuneration is specified in item 9 of Schedule 1.

8.2	The remuneration will be paid at regular periods as specified in item 11 of Schedule 1 into a bank account of the Employee’s choice. The Employer may amend the pay period from time to time.

8.3	The Employee’s performance and remuneration will be reviewed at least annually. Any such review may take into account any factors that the Employer in its sole discretion considers relevant, and will not necessarily result in any adjustment being made to their remuneration.

8.4	The remuneration received by the Employee pursuant to this Agreement will fully compensate the Employee for the performance of the Duties and Responsibilities.

9	KIWISAVER

9.1	If the Employee is a member of KiwiSaver and is not taking a savings suspension:

(a)	they must choose the rate of their employee KiwiSaver contributions and the Employer will deduct this from their remuneration and remit it to Inland Revenue in accordance with the KiwiSaver Act 2006; and

(b)	in addition to their remuneration, the Employer will pay KiwiSaver compulsory employer contributions to Inland Revenue in accordance with the KiwiSaver Act 2006.

10	REIMBURSEMENT OF EXPENSES

10.1	The Employee will be entitled to reimbursement of actual and reasonable expenses incurred in performing the Duties and Responsibilities in accordance with any applicable Employer policies and upon the production of receipts evidencing the expenses.

11	DEDUCTIONS

11.1	In addition to any deductions required by law, the Employer may make deductions from the Employee’s remuneration, including the Employee’s final pay and holiday pay, in one or more of the following situations:

(a)	for any agreed unpaid leave and any unauthorised absences from work;

(b)	any overpayment in respect of any entitlement or payment of any monies or benefit that the Employee is not entitled to;

(c)	for the value of any unreturned or damaged property of the Employer;

(d)	as provided in this Agreement or by the Employer’s policies;

(e)	by agreement between the parties;

(f)	(on termination of employment) for the value of any annual holidays or sick leave paid in advance of becoming entitled to it; or

(g)	where the Employee for any other reason is indebted or liable to the Employer (following consultation with the Employee).

11.2	Except where this Agreement has been terminated or notice of termination has been given, any deductions will be made over a reasonable period considering the financial circumstances of the Employee.

12	OFFICES

12.1	For the purposes of this clause, Offices means any directorships or other similar offices that the Employee is appointed to during or in connection with their employment with the Employer.

12.2	If the Employee is required to hold, or otherwise appointed to, any Offices during or in connection with their employment, it is agreed that this does not constitute a term or condition of employment. It is also agreed that the Remuneration will fully compensate the Employee for the performance of any Offices.

12.3	The Employer may (subject to the terms of any shareholder agreement) require the Employee to resign any Offices:

(a)	on termination of the Employee’s employment (for whatever reason and howsoever caused); or at

(b)	any other time at the Employer’s sole discretion.

12.4	If the Employer chooses to exercise its right under clause 12.3(b), it is agreed that this shall have no impact on the continuation of the Employee’s employment.

12.5	The Employee irrevocably authorises the Employer in their name and on their behalf to execute all documents and do all things necessary to give effect to this requirement in the event of their failure to resign any Offices within five days of any request or the date of termination of employment (as the case may be).

13	HOLIDAYS AND LEAVE ENTITLEMENTS Annual holidays

13.1	The Employee will be entitled to 4 weeks’ paid annual holidays during each 12 months of continuous employment with the Employer, in accordance with the Holidays Act 2003.

13.2	The Employee agrees that the Employer may make payment for annual holidays in the pay that relates to the period during which the annual holidays are taken.

13.3	The parties will endeavour to agree over when annual holidays will be taken. If agreement cannot be reached, the Employer may direct the Employee to take annual holidays on 14 days’ notice.

Public Holidays

13.4	The Employee will be entitled to public holidays in accordance with the Holidays Act 2003.

13.5	The Employer may require the Employee to work on any public holiday. If the Employee is required to work on a public holiday, the Employee will be paid for the time worked at the rate of time and a half of the Employee’s relevant daily pay or average daily pay. If that day would otherwise be a working day for the Employee, then the Employee will also be entitled to a paid alternative holiday, to be taken in accordance with the Holidays Act 2003.

13.6	The Employee may not work on a public holiday without the prior written authorisation of the Employer.

Sick, bereavement, and family violence leave

13.7	The Employee will be entitled to the following sick, bereavement, and family violence leave:

(a)	10 days’ paid sick leave in each year of employment;

(b)	10 days’ paid family violence leave in each year of employment; and (c) bereavement leave of:

(i)	3 days in the event of a bereavement under section 69(2)(a) of the Holidays Act 2003; and

(ii)	1 day in the event of the death of any other person if the Employer accepts that the Employee has suffered a bereavement.

13.8	Unused sick leave may be carried over up to a maximum current entitlement of 20 days. Family violence leave is not carried over from year to year.

13.9	No payment will be made for unused sick or family violence leave upon the termination of employment.

13.10	The Employee will ensure that notice is given to the Employer as soon as practicable on or before the first day of sick, bereavement, or family violence leave.

13.11	The Employer may require the Employee to provide proof of the sickness/injury or family violence giving rise to the need to take sick or family violence leave. The Employer will bear the cost of any such proof where required to do so by the Holidays Act 2003.

13.12	Any sick, bereavement, or family violence leave taken above statutory entitlements will be unpaid unless the Employer agrees otherwise at its sole discretion.

13.13	The Employer may, at its own cost, require the Employee to undergo a medical examination by a registered medical practitioner selected by the Employer for purposes relating to the Employee’s job performance or fitness for work, any sick leave taken above statutory entitlements, or concerns regarding medical incapacity. The Employer will be entitled to promptly receive a copy of any written reports and/or recommendations made as a result.

Other

13.14	The holidays and leave entitlements provided for by this Agreement are inclusive of, and not in addition to, the entitlements provided for in the Holidays Act 2003.

13.15	Further information about entitlements under the Holidays Act 2003 is available from:

(a)	the Ministry of Business, Innovation and Employment on 0800 20 90 20 or www.employment.govt.nz; or

(b)	a union.

14	TERMINATION OF EMPLOYMENT Notice

14.1	This Agreement shall expire on the Expiry Date. Notwithstanding this, unless otherwise specified in this Agreement, either party may terminate this Agreement by giving the notice specified in item 12 of Schedule 1.

14.2	Where notice of termination is given by either party under this Agreement for any reason, at any time during the notice period, the Employer may in respect of part or all of the notice period:

(a)	make payment of base salary or wages in lieu of notice, bringing the Employee’s employment to an end;

(b)	place the Employee on garden leave;

(c)	assign the Employee alternative duties;

(d)	direct the Employee to work at an alternative location to their usual location of work, which may include working from the Employee’s home;

(e)	any other direction that the Employer considers appropriate; and/or

(f)	implement any combination of the above.

14.3	If the Employer exercises its rights under clause 14.2, until the Employee’s employment is terminated, the Employee shall remain entitled to all of the remuneration and benefits set out in this Agreement and will continue to be bound by any ongoing duties, such as the duties of good faith, confidentiality, and fidelity.

14.4	Notwithstanding anything to the contrary in this Agreement, the Employer may terminate this Agreement summarily at any time:

(a)	for serious misconduct, serious breach of any term of this Agreement or any other conduct that destroys or significantly undermines the trust and confidence the Employer has in the Employee;

(b)	if the Employee is adjudicated bankrupt or enters into an alternative procedure to bankruptcy; or

(c)	if the Employee is charged with, or convicted of, any criminal offence for which the maximum penalty is a term of imprisonment.

Redundancy

14.5	Should the Employer determine that a redundancy exists, the Employee will be given the notice specified in item 12 of Schedule 1. The Employee will also be entitled to redundancy compensation in the form of a payment equivalent to the amount the Employee would have been paid had their employment with the Employer continued until the Expiry Date.

14.6	Redundancy does not occur (whether technical or otherwise):

(a)	by reason of the sale, transfer, lease, amalgamation, or succession of the whole or part of the Employer’s business, where the Employee is offered employment by the purchaser, transferee, lessee, amalgamated company or successor or the Employer in the same or similar capacity on the same or similar terms and conditions of employment (or any capacity or terms and conditions which the Employee is willing to accept); or

(b)	by reason of an internal restructure resulting in the disestablishment of the Employee’s position where the Employee is offered alternative employment by the Employer in the same or similar capacity on the same or similar terms and conditions of employment (or any capacity or terms and conditions which the Employee is willing to accept);.

Employee protection provision

14.7	In the event of a restructuring as defined in the Employment Relations Act 2000, being the sale, transfer or contracting out of all or part of the Employer’s business to another entity (the new employer), where the proposed restructuring will mean that the Employee’s work is to be performed by another person, the Employer will:

(a)	provide the new employer with a copy of this Agreement;

(b)	meet with the new employer and taking into account the commercial requirements and obligations of the Employer and the new employer, commence negotiations with the new employer regarding the arrangements that would apply to the Employee in the event that the restructuring takes place. These negotiations shall include determining whether the new employer would offer employment to the Employee and if so whether the offer would be on the same or different terms and conditions of employment; and

(c)	advise the Employee of these negotiations with the new employer and what the parties intend to discuss.

14.8	A representative of the Employer shall meet with the new employer’s representatives for the purpose of the negotiations referred to above. The Employer will promptly notify the Employee of the outcome of such meeting(s) with the new employer.

14.9	The Employee is not obliged to accept any offer of employment made by the new employer. However, if the Employee rejects an offer of employment by the new employer in the same or similar capacity and on the same or similar conditions of employment, clause 14.5 will apply.

14.10	If the Employee is not offered employment by the new employer or the Employer in the same or similar capacity on the same or similar terms and conditions, and does not accept any other offer of employment by the new employer or the Employer, clause 14.5 will apply. The Employer will inform the Employee of any entitlements as soon as possible, and provide such entitlements as and when appropriate.

Abandonment of Employment

14.11	If the Employee is absent from the workplace for 3 continuous working days without permission or reasonable excuse, the Employee may be deemed to have abandoned their employment. The Employer will make reasonable efforts to contact the Employee during this time.

Termination on Medical Grounds

14.12	If the Employee cannot perform the Duties and Responsibilities for a period of 30 continuous calendar days or a total of 40 working days in any 12 month period (or a different period, should the Employer consider that the circumstances warrant it) due to sickness or injury, the Employer may terminate the Employee’s employment by giving the notice specified in item 12 of Schedule 1.

14.13	The Employer may require the Employee to undergo a medical examination in accordance with clause 13.13 and if the Employee refuses to do so, the Employer will have the right to make a decision on the information available.

Irreconcilable Differences

14.14	The parties acknowledge that a close working relationship between the Employee and the President is fundamental to the Employee’s continued employment.

14.15	If the Employer considers irreconcilable differences exist between the President and the Employee such that the performance of the Duties and Responsibilities is significantly impeded, the Employer may terminate the Employee’s employment by giving the notice specified at clause 14.1 and will also pay the Employee an amount equivalent to six months’ base salary. Both parties agree that such payment represents a fair and reasonable payment to compensate you for the loss of employment (and manner of termination) in these circumstances.

14.16	Any payment pursuant to clause 14.15 will be in full and final settlement of all claims (except for outstanding salary or holiday pay) the Employee has or may have in the future against the Employer arising from the employment relationship, including the termination of that relationship.

15	SUSPENSION

15.1	The Employer may suspend the Employee on full pay for the purposes of conducting an investigation into any matter, including, but not limited to, an investigation into alleged misconduct by the Employee.

15.2	If the investigation continues beyond a period of 2 weeks for reasons beyond the Employer’s control, the suspension may continue without pay. Reasons beyond the Employer’s control may include, but are not limited to, events such as the Employee’s unwillingness or inability to participate in an investigation, a police investigation or other third party inquiry, or prosecution.

16	EMPLOYER PROPERTY

16.1	Upon termination of employment, or at any other time upon request of the Employer, the Employee must immediately return any property of the Employer in their possession or control. This includes, but is not limited to, any laptops, mobile phones, computer equipment, access cards, company credit cards, storage devices, recorded information, precedents, software, and other documentation (whether relating to the business of the Employer, any related companies of the Employer, or its clients and customers), as well as any Confidential Information and Intellectual Property belonging to the Employer, or copies thereof.

16.2	This clause applies both during and after the Employee’s employment with the Employer.

17	CONFIDENTIALITY

17.1	For the purposes of this Agreement, ‘Confidential Information’ means all records and information relating to the business of the Employer and/or any related companies of the Employer, whether held in hard copy form, electronically or otherwise, and including (but not limited to):

(a)	any information, knowledge, or material which the Employer has designated or may designate as proprietary;

(b)	client and customer information;

(c)	business and financial information;

(d)	technical information, including services, techniques, designs, processes, data, formulae, programming, or research of the Employer; and

(e)	know-how, inventions, designs, compositions, improvements, or other matters connected with products or services manufactured, marketed, provided, or obtained by the Employer.

17.2	Other than in the proper performance of the Duties and Responsibilities or their obligations under this Agreement, the Employee must not use, copy, or disclose any Confidential Information, and must use their best endeavours to prevent the disclosure or publication of any Confidential Information.

17.3	Nothing in this Agreement will impose an obligation on the Employee to keep confidential any information which:

(a)	at the date of receipt by the Employee is publicly available;

(b)	subsequently becomes publicly available without any breach of this Agreement; or

(c)	is required to be disclosed by law.

17.4	This clause applies both during and after the Employee’s employment with the Employer.

18	EMPLOYEE’S OTHER INTERESTS/ACTIVITIES

18.1	During their employment, the Employee will not, without the Employer’s prior written approval:

(a)	engage, directly or indirectly, in any employment, business or activity that:

(i)	is, or may be, similar to or competitive with the Employer’s business;

(ii)	conflicts, or may conflict, with the interests of the Employer;

(iii)	impairs, or could impair, the Employee’s ability to act in the best interests of the Employer and/or to properly perform the Duties and Responsibilities;

(iv)	breaches, or may breach, any conflict of interest policy of the Employer; or

(b)	hold any office in any other entity or body or have an interest in any other business.

18.2	The Employee acknowledges that the foregoing restrictions are necessary to protect the Employer from the risk of disclosure (including any inadvertent or subconscious disclosures) of Confidential Information, protect the Employer’s Intellectual Property, protect the Employer’s commercial reputation and/or avoid any situation that may give rise to a conflict of interest that cannot be managed. The parties agree that these are genuine reasons based on reasonable grounds for the restrictions set out above.

18.3	For the avoidance of doubt, nothing in this Agreement will prevent the Employee from having passive investments in property or shares, to the extent that such investments do not in any way reduce (or give the appearance of reducing) the Employee’s effectiveness in their performance of the Duties and Responsibilities, or conflict (or give the appearance of conflicting) with their commitment to the Employer.

18.4	Where the Employee is in doubt as to whether an activity or interest requires the Employer’s prior written approval in accordance with clause 18.1, the Employee will disclose details of the proposed activity or interest to the Employer for guidance. If the Employer considers an activity or interest constitutes, or may constitute, a conflict of interest it may require the Employee not to hold that interest or be involved in that activity and the Employee will act accordingly.

19	INTELLECTUAL PROPERTY

19.1	For the purposes of this Agreement, Intellectual Property includes all ideas, products, improvements, inventions, works of authorship, trade secrets, technology, designs, formulas, processes, techniques, know-how and data, whether or not patentable, produced, developed, or created by the Employee in the course of or in connection with their employment with the Employer.

19.2	All Intellectual Property will be the property of the Employer. The Employer will be entitled to any copyright, other intellectual property rights and merchandising rights arising from that work.

19.3	The Employee agrees to immediately disclose any Intellectual Property to the Employer, and to provide an unconditional and irrevocable consent to the Employer that, to the maximum extent permitted by law, all existing intellectual property rights, title, and interest in such Intellectual Property are vested in the Employer and that any future rights will, upon their creation, vest in the Employer.

19.4	The Employee agrees to execute all documents and do all acts and things required or desirable to secure or transfer ownership in intellectual property rights, title, and interests for the Employer in respect of such Intellectual Property.

19.5	The Employee irrevocably waives any moral rights arising from any Intellectual Property.

19.6	This clause applies both during and after the Employee’s employment with the Employer.

20	RESTRAINT OF TRADE

20.1	Following the termination of the Employee’s employment for any reason, the Employee will not, without the Employer’s express written consent, whether directly or indirectly:

(a)	carry on or be connected, engaged, or interested, either alone or with any other person or persons and whether as principal, partner, agent, director, shareholder, franchisee, employee, or otherwise in any business or part of a business operating in New Zealand that competes with the business or part or parts of the business in which the Employee performed work on behalf of the Employer.

(b)	whether on the Employee’s own account, or as a consultant or contractor to, or a partner, agent, employee, franchisee, shareholder, or director of any company:

(i)	induce (or endeavour to induce) any client, customer, or supplier of the Employer to terminate or not renew any business relationship, contract, or arrangement with the Employer, or otherwise interfere with any such business relationship, contract, or arrangement; or

(ii)	employ or solicit the services of any person who was employed or engaged by the Employer as at the date of termination of the Employee’s employment.

20.2	The restraints in clause 20.1 shall continue for the following periods from the date of termination of the Employee’s employment:

(a)	in relation to clause 20.1(a), 12 months;

(b)	in relation to clause 20.1(b)(i), 12 months; and

(c)	in relation to clause 20.1(b)(i), 12 months.

less any applicable period of garden leave served in accordance with clause 14.2(b).

20.3	The Employee acknowledges that their remuneration includes reasonable consideration for entering into this restraint.

20.4	The parties agree that the above restrictions are reasonable in all the circumstances to protect the Employer’s legitimate proprietary interests due to the access that the Employee will have to the Employer’s confidential information and intellectual property during their employment, and due to the client relationships that the Employee will be expected to build and maintain during their employment.

20.5	This clause continues to apply after the Employee’s employment with the Employer.

21	PRIVACY

21.1	The Employer will collect, use, store, and disclose the Employee’s personal information in accordance with the following provisions:

(a)	The Employer will collect, store, and use personal information for purposes relating to the Employee’s employment.

(b)	The Employer may disclose personal information to third parties in accordance with the Privacy Act 2020, including, but not limited to, for any purposes relating to the Employee’s employment or to facilitate the sale or other disposition of its business. Where any such disclosure is made to an overseas entity, the Employer shall make all reasonable endeavours to ensure that the personal information will be protected in a way that provides comparable safeguards to those contained in the Privacy Act 2020.

21.2	The Employee has the right to access and request correction of any personal information at any time (subject to certain statutory limitations).

22	HEALTH AND SAFETY

22.1	The Employee must:

(a)	always act in a manner that complies with all applicable health and safety duties and will not cause (or is not likely to cause) harm to them or any other person in the workplace;

(b)	follow any applicable safety procedures and properly use any applicable safety protective equipment; and

(c)	immediately report any risk or hazard identified in the workplace to the Employer.

23	EMPLOYMENT RELATIONSHIP PROBLEMS

23.1	For the purposes of this clause, ‘employment relationship problem’ includes any dispute, personal grievance, or any other problem relating to or arising out of the employment relationship, but does not include any problem with the fixing of new terms and conditions of employment.

23.2	The parties will seek to resolve any employment relationship problem privately in the first instance.

23.3	Where the employment relationship problem amounts to a personal grievance, the grievance must be raised with the Employer within 90 days of the day on which the action allegedly giving rise to the personal grievance occurred or came to the notice of the Employee.

23.4	In the event that an employment relationship problem cannot be resolved privately, either party may make use of one or more of the following services:

(a)	mediation through the mediation service administered by the Ministry of Business, Innovation and Employment;

(b)	investigation by the Employment Relations Authority; and

(c)	proceedings in the Employment Court.

23.5	If an employment relationship problem relates to discrimination or sexual harassment, the Employee has the option to make a complaint under the Human Rights Act 1993 instead of making use of the above services.

24	FORCE MAJEURE

24.1	For the purposes of this clause, a Force Majeure Event includes a pandemic, government order or other law change, natural disaster, workplace fire, flood, or other similar major event beyond the control of one or both of the parties.

24.2	Neither party shall be liable for any failure to perform their obligations under this Agreement in the event of a Force Majeure Event that makes it impossible for that party to perform those obligations and is not the responsibility of that party.

24.3	The party seeking to rely on the existence of a Force Majeure Event not to perform their obligations must immediately advise the other party of this, and must resume performance of their obligations as soon as reasonably possible (should the Agreement still be in force).

25	ENTIRE AGREEMENT

25.1	This Agreement, together with the attached Schedules, constitutes the entire agreement between the parties concerning the Employee’s employment and replaces any previous contractual terms, conditions, or understandings between the parties whether written, oral, or resulting from custom or practice.

26	VARIATION

26.1	No variation or waiver of this Agreement or of any of the terms of this Agreement will be binding on the parties unless agreed and recorded in writing.

27	COUNTERPARTS

27.1	This Agreement may be executed in any number of counterparts including electronic copies and scanned copies, and provided both parties have executed one of such counterparts, each counterpart shall be deemed to be executed by both parties.

28	ACCEPTANCE

28.1	The Employee acknowledges that they:

(a)	have been informed of their entitlements under the Holidays Act 2003 and where further information regarding such entitlements may be obtained;

(b)	understand the provisions and implications of this Agreement;

(c)	did not rely on the Employer’s skill, care, or advice in entering into this Agreement;

(d)	were not induced to enter into this Agreement by oppressive means, undue influence, or duress; and

(e)	before this Agreement was entered into, were provided with a copy of the

(d)	were not induced to enter into this Agreement by oppressive means, undue influence, or duress; and

(e)	before this Agreement was entered into, were provided with a copy of the intended agreement, advised that they were entitled to seek independent advice about the intended agreement and given a reasonable opportunity to seek that advice.

Signed for and on behalf of Trust Codes Global Ltd

by: Keith Goldstein

Director

Date:	/s/ Keith Goldstein

Signed by

Paul Ryan	/s/ Paul Ryan

Date:

SCHEDULE 1

ITEM	TITLE	DESCRIPTION
1.	Commencement date	28 February 2023
2.	Expiry date	28 February 2026
3.	Reason for fixed term	The Employee is to be employed on a fixed term to assist with business transition, development and growth following the acquisition of the Trust Codes business by VerifyMe, Inc. as the Employee has key skills that will be needed during this time. The transition and growth phase is expected to take 3 years after the completion date of the acquisition, during which time, the Employee will be needed to help grow the business to its full potential.
4.	Conditions of employment	The Employee has, and will maintain, the right to work in New Zealand
5.	Position	Managing Director
6.	Reporting to	President and COO of VerifyMe, Inc. (or as otherwise advised from time to time)
7.	Location of work	11 Dockside Lane, Auckland Central (or as otherwise advised from time to time)
8.	Normal hours of work	40 hours per week, to be generally worked from Monday to Friday between 8 am and 5.30pm
9.	Renumeration	NZD$160,000 until the first month where Employer breaks even as determined by the Employer, and NZD$320,000 per annum gross thereafter
10.	Other benefits	The Employer will reimburse the Employee for the reasonable costs of their mobile phone plan upon presentation of an appropriate receipt.
11.	Pay period	Fortnightly in arrears
12.	Notice Period	3 month’s written notice

SCHEDULE 2

DUTIES AND RESPONSIBILITIES

See attached position description.